UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2015

ECO  BUILDING  PRODUCTS,  INC.
(Exact name of registrant as specified in its charter)

Colorado	000-53875	20-8677788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 West Vista Way,
Vista, CA 92083
 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: 760-732-5826

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2015, the Board of Directors of Eco Building Products, Inc. (the “Company”) appointed Judith Muhlberg, Gerald M. Czarnecki, Mark Zorko and Tom Comery (together, the “Appointees”) as members of the Board of Directors (the “Board”).  It has been determined by the Company that Ms. Muhlberg, Mr. Czarnecki, Mr. Zorko and Mr. Comery are independent members of the Board pursuant to the required standards set forth in Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended.  Each Appointee is expected to be appointed as a member of the Audit Committee, Compensation Committee and Nominating/Governance Committee of the Board.

Director Agreements

In connection with the appointments to the Board, the Company entered into a Director Agreement with each Appointee whereby the Company agreed to issue each Appointee a (1) cash retainer of fifteen thousand dollars ($15,000) per calendar year during the Appointee’s period of service, paid in quarterly installments and (2) options to purchase up to twenty five thousand dollars ($25,000) worth of shares of the Company’s common stock, $0.001 par value, at an exercise price equal to the fair market value of the common stock on the date of the grant.

Family Relationships

No family relationship has ever existed between any director, executive officer of the Company or any person contemplated to become such.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-k.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO BUILDING PRODUCTS, INC

Date: April 7, 2015	By:	/s/ Steve Conboy
Steve Conboy
Chief Executive Officer